AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
IRONWOOD MULTI-STRATEGY FUND LLC

THIS Amended and Restated Certificate of Formation of Ironwood Multi-Strategy Fund LLC (the “LLC”), dated as of July 31, 2013, has been duly executed and is being filed by an authorized person in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the LLC which was filed on August 25, 2010, with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.           Name.  The name of the limited liability company is Ironwood Multi-Strategy Fund LLC.

2.           Registered Office.  The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.           Registered Agent.  The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

/s/ Jonathan Gans
Name:	Jonathan Gans
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:10 AM 07/31/2013
FILED 11:10 AM 07/31/2013
SRV 130937772 – 4864352 FILE